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                                                                  EXHIBIT 23.1.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
HCIA Inc.:

     We consent to the use of our reports on the consolidated financial statements and schedule of HCIA Inc. and subsidiaries as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the registration statement.

     Our reports dated January 19, 1996 refer to the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES."

KPMG PEAT MARWICK LLP

/s/ KPMG PEAT MARWICK LLP

Baltimore, Maryland
July 19, 1996